Exhibit 10.27
AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is effective as of November 29, 2023 (the “Effective Date”) by and between Grindr Inc., a Delaware corporation (the “Company”), and Vandana Mehta-Krantz (“Executive”).
RECITALS

WHEREAS, Executive is currently serving as the Chief Financial Officer of the Company, pursuant to that certain Employment Agreement entered into by and between the Company and Executive, dated August 26, 2022 (the “Agreement”); and

WHEREAS, the Company and Executive hereby wish to amend and supplement the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Amendment, the parties agree as follows:

1.Amendments to Agreement.

(a) The section entitled “Performance-Based Equity Awards” in Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the following:

Performance-Based Equity Awards
Award Vehicle	The Performance-Based Equity Awards will be granted in the form of RSUs, subject to the CFO’s continued employment in good standing by the Company through the Performance Award Grant Date.
Performance-Based Grant	Subject to the Performance Threshold Conditions (immediately below) and the Vesting Schedule, RSUs represent a right to acquire $4,900,000 of Common Stock.
Performance Threshold Conditions
On the first date (if any) during the CFO’s employment that the Average Grindr Market Cap exceeds $2.1 billion (such Performance Threshold Condition, “Performance Condition 1” and such date, a “Performance Date”), the CFO shall be granted a number of RSUs equal to (a) $1,633,333 divided by (b) the average VWAP for the 90 trading days preceding such Performance Date, with such number of RSUs rounded down to the nearest whole unit.

On the first date (if any) during the CFO’s employment that the Average Grindr Market Cap exceeds $2.8 billion (such Performance Threshold Condition, “Performance Condition 2” and such date also, a “Performance Date”), the CFO shall receive a number RSUs equal to (a) $1,633,333 divided by (b) the average VWAP for the 90 trading days preceding such Performance Date, with such number of RSUs rounded down to the nearest whole unit.

On the first date (if any) during the CFO’s employment that the Average Grindr Market Cap exceeds $3.5 billion (such Performance Threshold Condition, “Performance Condition 3” and such date also, a “Performance Date”), the CFO shall receive a number RSUs equal to (a) $1,633,334 divided by (b) the average VWAP for the 90 trading days preceding such Performance Date, with such number of RSUs rounded down to the nearest whole unit.

Notwithstanding anything to the contrary herein, immediately prior to, and contingent upon, the consummation of a Change in Control (as defined in the Plan), the CFO shall be granted a number of fully vested RSUs, subject to the CFO’s Continuous Service (as defined in the Plan) to the Company through immediately prior to the consummation of such Change in Control, equal to:

a.$1,633,333 divided by the CIC Per Share Consideration (with such number of RSUs rounded down to the nearest whole unit) if and only if both (a) the CIC Price exceeds $2.1 billion and (b) Performance Condition 1 has not been previously met (for clarity, the number of RSUs calculated under this bullet will be equal to zero if the conditions in both (a) and (b) of this bullet are not met);

a.$1,633,333 divided by the CIC Per Share Consideration (with such number of RSUs rounded down to the nearest whole unit) if and only if both (a) the CIC Price exceeds $2.8 billion and (b) Performance Condition 2 has not been previously met (for clarity, the number of RSUs calculated under this bullet will be equal to zero if the conditions in both (a) and (b) of this bullet are not met); and

a.$1,633,334 divided by the CIC Per Share Consideration (with such number of RSUs rounded down to the nearest whole unit) if and only if both (a) the CIC Price exceeds $3.5 billion and (b) Performance Condition 3 has not been previously met (for clarity, the number of RSUs calculated under this bullet will be equal to zero if the conditions in both (a) and (b) of this bullet are not met).

“CIC Per Share Consideration” shall mean the consideration payable for one share of the Company’s common stock (including the present value of any non-cash or contingent consideration payable for one share of Company common stock) by the acquiror (or its parent) in connection with the Change in Control.

“CIC Price” shall mean an amount equal to (x) CIC Per Share Consideration, multiplied by (y) the number of fully diluted shares of common stock of the Company as of immediately prior to the consummation of the Change in Control (which shall be calculated consistent with the applicable definition or formula used in the definitive agreement evidencing the Change in Control to calculate the number of fully diluted shares of common stock of the Company as of immediately prior to the Change in Control).

Performance-Based Award Grant Date	As soon as practicable following achievement of the applicable Performance Date, subject to the CFO’s Continuous Service to the Company through the grant date.
Vesting Schedule	If a Performance-Based Equity Award is granted, such award shall be fully vested on the grant date.

2.Full Force and Effect. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

3.Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

4.Governing Law. This Amendment and the performance hereof shall be construed and governed in accordance with the laws of the State of California without giving effect to its conflicts or choice of law principles.

5.Entire Agreement. This Amendment contains the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof; provided, however, that this Amendment modifies but does not supersede the Agreement.

6.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first written above.

EXECUTIVE:

/s/ Vandana Mehta-Krantz
Name: Vandana Mehta-Krantz

GRINDR INC.

/s/ George Arison
Name: George Arison
Title: Chief Executive Officer